[Letterhead of PricewaterhouseCoopers LLP]

May 5, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by U.S. Premium Beef, LLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of U.S. Premium Beef, LLC dated May 3, 2017. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Kansas City, MO

 [Attachment]

Item 4.01 Changes in Registrant’s Certifying Accountant

On May 3, 2017, U.S. Premium Beef, LLC (the “Company”) dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm.  The Company’s decision to dismiss PwC was approved by the Audit Committee of the Company.

The reports of PwC on the financial statements of the Company included in the Company’s annual reports filed on Form 10-K for the fiscal years ended December 31, 2016 and December 26, 2015 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2016 and December 26, 2015, and the subsequent interim period through May 3, 2017, there have been no: (i) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in its reports on the financial statements of the Company for the periods referenced above; or (ii) “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided PwC with a copy of the disclosures above and has requested that PwC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above disclosures.  A copy of the letter is filed as Exhibit 16.1 to this current report on Form 8-K.